Exhibit 23.5

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

April 21, 2005

USF Corporation

8550 W. Bryn Mawr Avenue

Suite 700

Chicago, Illinois 60631

Ladies and Gentlemen:

Reference is made to our opinion, dated April 1, 2005, addressed to USF Corporation, a Delaware Corporation (“USF”) regarding certain tax matters, delivered in connection with the Merger (as defined and described in the Agreement and Plan of Merger, dated as of February 27, 2005, by and among USF, Yellow Roadway Corporation, a Delaware corporation (“Yellow Roadway”) and Yankee II LLC, a limited liability company organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Yellow Roadway).

We hereby consent to the filing of such opinion with the Securities and Exchange Commission as an exhibit to Amendment No. 1 to the Registration Statement on Form S-4 of Yellow Roadway to be filed on April 22, 2005 (the “Registration Statement”), and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Joint Proxy Statement/Prospectus of Yellow Roadway and USF included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    SULLIVAN & CROMWELL LLP